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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF SHEARMAN & STERLING]

416-360-8484

                                 August 8, 2002

Odyssey Re Holdings Corp.
140 Broadway, 39th Floor
New York, New York  10005


                            Odyssey Re Holdings Corp.

Ladies and Gentlemen:

             We are acting as counsel for Odyssey Re Holdings Corp. (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the "Prospectus"), by certain selling securityholders of $110,000,000 aggregate principal amount of the Company's 4.375% Convertible Senior Debentures due 2022 (the "Convertible Debentures") issued under an indenture dated as of June 18, 2002 between the Company and The Bank of New York, as trustee, and the shares of common stock of the Company issuable upon conversion of the Convertible Debentures.

             We have examined the Registration Statement and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

             Our opinions expressed below are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States, and we do not express any opinion herein concerning any other law.

             Based upon the foregoing, we are of the opinion that:

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             (i)     The Convertible Debentures have been duly issued and are
        valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforcement thereof may be limited by any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and by the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law); and

             (ii) The shares of common stock of the Company initially issuable upon conversion of the Convertible Debentures (the "Conversion Shares") have been duly authorized, the Board of Directors of the Company has reserved the Conversion Shares for issuance and the Conversion Shares, when issued upon conversion of the Convertible Debentures in accordance with the terms of the Convertible Debentures, will be validly issued, fully paid and non-assessable.

             We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus.

                                      Very truly yours,

                                      /s/ Shearman & Sterling




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